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Exhibit 10.10

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of January 31, 2006, by and between FortuneCity.com Inc., a Delaware corporation ("Seller"), and Hostopia.com Inc., a Delaware corporation ("Purchaser").

RECITALS

        WHEREAS, Seller among its businesses is engaged in the business of providing paid website hosting services (the "Business") through the URL http://www.fortunecity.com; and

        WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of the assets and rights of Seller relating to the Business (other than the Excluded Assets, as hereinafter defined), and for Purchaser to assume certain specified liabilities, upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        Capitalized terms used but not otherwise defined in this Agreement shall have the meanings defined in Annex A hereto.

ARTICLE II
PURCHASE AND SALE

        SECTION 2.1. Purchase and Sale of Acquired Assets.

        (a)   Purchase and Sale of Acquired Assets.    Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser free and clear of all Encumbrances whatsoever (except Permitted Encumbrances), and Purchaser agrees to purchase and accept from Seller, at the Closing on the Closing Date, all of the right, title and interest of Seller, in, to and under the following assets of Seller insofar as they relate to or are used in the Business, whether tangible or intangible (collectively, the "Acquired Assets"):

          (i)    each contract or agreement of Seller with End-Users relating to the Business the form of which is set forth on Schedule 2.1(a)(i) or is otherwise, in the reasonable discretion of the Purchaser, essential to the provision by Seller's of paid web hosting services, (the "Contracts");

          (ii)   the Books and Records relating exclusively to the Business, including (A) all Existing End-User information (e.g., all customer lists, email addresses, addresses, phone numbers, credit card information, user ID's and passwords) as well as any database or other document or record containing Existing End-User information, and (B) all marketing intelligence or strategies relating to the Business as well as any document or record containing such information to the extent that such marketing intelligence or strategies relating to the Business exist;

          (iii)  all causes of action, lawsuits, judgments, deposits, refunds, rebates, choses in action, rights of recovery, rights of set-off, rights of recoupment, claims and demands of any nature available to or being pursued by Seller with respect to the Business or ownership, use, function or value of any of the Acquired Assets or Assumed Liabilities; and

          (iv)  all right, title and interest of Seller in and to the goodwill incident to the Business, including the exclusive right of the Purchaser to hold itself out as carrying on the Business in succession to the Seller.

        (b)   Excluded Assets.    Notwithstanding the foregoing, the purchase and sale contemplated hereby shall not include any assets of Seller not included in the Acquired Assets and shall not include any computer or telephone (collectively, the "Excluded Assets"):

        SECTION 2.2. Liabilities Assumed by Purchaser; Excluded Liabilities.

        (a)   Subject to Section 2.2(b), in connection with its purchase of the Acquired Assets, as of the Closing, Purchaser shall assume and agree to pay, perform and discharge as they come due only, those obligations that are incident to the performance under the Contracts (other than the Excluded Liabilities) on or after the Closing Date (collectively, the "Assumed Liabilities"); provided, however, that Purchaser shall assume no liability or obligation relating to any act or omission by Seller relating to the Contracts that occurred prior to the Closing Date. Purchaser shall not assume any other Liabilities of Seller, or be obligated to pay, perform, or discharge any other Liabilities of Seller.

        (b)   Notwithstanding anything to the contrary set forth in this Agreement, (i) all Liabilities of Seller other than the Assumed Liabilities (the "Excluded Liabilities") shall be retained by Seller, and (ii) Seller shall convey, transfer and assign the Acquired Assets to Purchaser, in each case free and clear of all Encumbrances (except Permitted Encumbrances) and without any assumption by Purchaser of any Liabilities of Seller whatsoever (other than the Assumed Liabilities). Excluded Liabilities shall include any liabilities or obligations not expressly included in the Assumed Liabilities including:

          (i)    any Liability for Taxes of Seller for any period;

          (ii)   any Liability for legal or other professional fees, costs, disbursements and expenses incurred by Seller or any Affiliate of Seller pursuant to or in connection with this Agreement and the consummation of the Acquisition;

          (iii)  any Liability arising out of any Action, product liability, breach of contract, warranty, tort, infringement or violation of Law or otherwise in connection with the operation of the Business or the ownership of the Acquired Assets prior to the Closing Date, whether known or unknown, and whether arising prior to, on or subsequent to the Closing Date;

          (iv)  any Liability of Seller or any ERISA Affiliate to or in connection with any Employee or other current or former employee, director, stockholder, agent or independent contractor of Seller or any ERISA Affiliate arising, occurring or relating to any period up until the Closing Date, or with respect to any Employee Plan established, maintained, sponsored or contributed to by Seller or any ERISA Affiliate;

          (v)   any and all Liabilities related in any way to the operations, assets or properties of Seller which are not part of the Business or the Acquired Assets as of the Closing Date;

          (vi)  any Liability of Seller to indemnify any Person by reason of the fact that such person was a director, officer, employee, or agent of Seller or any of its Affiliates or was serving at the request of such entity as a partner, trustee, director, officer, employee, agent of Seller or in any other capacity with another entity;

          (vii) any Liabilities with respect to Indebtedness of Seller;

          (viii) any Liability with respect to any Excluded Asset; and

          (ix)  any other Liability of Seller arising under or in connection with any Contracts, leases, licenses, permits, commitments and other items of Personal Property or intangible personal property included in the Acquired Assets or otherwise relating to the operation of the Business, in each case arising, or otherwise relating to the period, prior to the Closing Date.

        SECTION 2.3. Purchase Price. Purchaser shall pay to Seller an amount of $1,132,000, subject to adjustment as provided in Section 8.5 (the "Purchase Price"): (a) $151,400 at the Closing, (b) subject to Section 8.5, within 25 days of the end of each calendar month beginning on or after the Closing Date (each, a "Payment Month"), an amount equal to the Purchase Price Payment Percentage applicable to such Payment Month multiplied by the Continuing End-User Revenue received by Purchaser during such Payment Month, such amount not to exceed the balance of the Purchase Price not previously paid by Purchaser to Seller (the "Unpaid Purchase Price").

        SECTION 2.4. Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Acquired Assets as described in Exhibit A, which allocation is intended to be in compliance with Section 1060 of the Code. As soon as reasonably practicable after the Closing Date, Purchaser shall prepare and deliver to Seller a final allocation schedule consistent with Exhibit A. The parties will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such final allocation schedule and none of them shall take any position inconsistent therewith.

        SECTION 2.5. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Business and Acquired Assets contemplated by this Agreement shall close (the "Closing") on the date set out in the first paragraph of this Agreement, referred to as the "Closing Date". Notwithstanding the time of the Closing on the Closing Date, the parties agree that the Closing shall be deemed to have occurred on the opening of business on the Closing Date.

        SECTION 2.6. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

        (a)   a duly executed Bill of Sale (the "Bill of Sale") substantially in the form of Exhibit B transferring to Purchaser good and marketable title to all of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

        (b)   a duly executed counterpart of an Assignment and Assumption Agreement substantially in the form of Exhibit C (the "Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in, to and under each of the contracts, and other items of assignable intangible personal property included in the Acquired Assets, together with the consents of any third parties which are required to make each such assignment effective as to such third parties;

        (c)   a duly executed counterpart of a Marketing and License Agreement substantially in the form of Exhibit D (the "Marketing and License Agreement");

        (d)   a duly executed counterpart a Mutual Release substantially in the form of Exhibit E (the "Mutual Release"), releasing Seller and Purchaser from certain obligations under the paid web hosting and e-mail services agreements between them dated November 21, 2004;

        (e)   the certificates and other documents required to be delivered pursuant to Section 7.2;

        (f)    such other instruments of sale, transfer, conveyance and assignment as Purchaser and its counsel may request; and

        (g)   such other consents of any Person as may be required for the consummation of the Closing.

        SECTION 2.7. Closing Deliveries by Purchaser. At the Closing, Purchaser shall pay the amount pursuant to Section 2.3 and shall deliver or cause to be delivered to Seller:

        (a)   a duly executed counterpart of the Assignment and Assumption Agreement;

        (b)   a duly executed counterpart of the License Agreement;

        (c)   a duly executed counterpart of the Marketing and Licensing Agreement;

        (d)   a duly executed counterpart of the Mutual Release;

        (e)   the certificates and other documents required to be delivered pursuant to Section 7.1; and

        (f)    such other instruments of sale, transfer, conveyance and assignment as Seller and its counsel may reasonably request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser as follows:

        SECTION 3.1. Organization, Authority and Qualification.

        (a)   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate or lease the properties and assets which comprise the Acquired Assets and to carry on the Business as it has been and is currently conducted

        (b)   Seller has full power, authority and capacity to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. All actions taken by Seller have been duly authorized and approved by Seller's Board of Directors. This Agreement has been, and upon Seller's execution the Transaction Documents shall have been, duly executed and delivered by Seller and this Agreement constitutes, and upon their execution, each of the Transaction Documents will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

        (c)   None of the Acquired Assets and no part of the Business is owned or operated through any Subsidiary or Affiliate of Seller.

        (d)   No vote or other consent of any stockholders of Seller is required by Delaware law, other applicable law or the certificate of incorporation, bylaws or other organizational documents of Seller (as each such document has been amended) in connection with the Acquisition.

        SECTION 3.2. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions if any, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Seller, (b) conflict with, or violate (or cause an event which is reasonably likely to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller, the Business or any of the Acquired Assets, or (c) materially conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which any of the Acquired Assets or any assets or properties of Seller is bound or affected.

        SECTION 3.3. Consents and Approvals. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents do not and will not require any consent, approval, authorization or other order of, or action by, filing with or notification to (a) any Governmental Authority or (b) any other Person.

        SECTION 3.4. Financial Information, Books and Records and Operating Data. The amounts stated in the Financial Statements include only web hosting and domain registration revenues of the Business and no other amounts.

        SECTION 3.5. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since June 30, 2005, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not in limitation of the foregoing, except in the ordinary course of the Business consistent with past practice of Seller, since June 30, 2005, Seller has not, with respect to the Business or any of the Acquired Assets:

        (a)   modified, amended or cancelled any of the provisions of any contract, lease or license listed on any Schedule hereto, or the rights thereunder or entered into any new contract that is not terminable on not more than 30 calendar days' notice;

        (b)   permitted or allowed any of the Acquired Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

        (c)   suffered any Material Adverse Effect or the occurrence of any event or events which, individually, or in the aggregate, has or have had, or could reasonably be expected to have, a Material Adverse Effect;

        (d)   made any material changes in the customary methods of operations of the Business;

        (e)   sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets(including intangible assets), used in the Business;

        (f)    written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any of the Acquired Assets;

        (g)   amended, terminated, canceled or compromised any claims or waived any other rights used in the Business;

        (h)   made any change in any method of accounting or accounting practice or policy of Seller in respect of the Business other than such changes as are required by GAAP;

        (i)    accelerated or discounted the collection of Receivables, nor delayed the payment of accounts payable or otherwise made any changes in the methods, practices or procedures relating to Receivables, accounts payable or credit policies, and collection and payment of such Receivables and accounts payable, respectively, have at all times been made in the ordinary course of the Business consistent with past practice;

        (j)    failed to maintain the Acquired Assets in all material respects in accordance with Seller's past business practice and in good operating condition and repair, reasonable wear and tear excepted;

        (k)   allowed any Permit that was issued to Seller with respect to the Business or otherwise relates to the Business to lapse or terminate or failed to renew any such Permit that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

        (l)    allowed any insurance policy that was issued to Seller with respect to the Business or otherwise relates to the Business to lapse or terminate or failed to renew any such insurance policy that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

        (m)  disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) relating to the Business to which, or under which, Seller has any right, title, interest or license;

        (n)   suffered any Liability, casualty, loss, damage with respect to any of the Acquired Assets, regardless of whether such Liability, casualty, loss, damage was covered by insurance;

        (o)   entered into any transaction with respect to the Business outside the ordinary course of the Business and not consistent with Seller's past practice; or

        (p)   agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.5 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.5, except as expressly contemplated by this Agreement.

        SECTION 3.6. Litigation. There are no Actions relating to the Business or affecting any of the Acquired Assets (including any Action relating to any product alleged to have been sold by the Business and alleged to have been defective, improperly designed or manufactured or improperly labeled), pending, before any Governmental Authority or arbitral tribunal or, to Seller's Knowledge, threatened to be brought by or before any Governmental Authority or arbitral tribunal. None of Seller, any Affiliate of Seller or any of the Acquired Assets is subject to any, Governmental Order (or order of any arbitral tribunal) (nor to Seller's Knowledge, is any such Governmental Order threatened to be imposed by any Governmental Authority (or arbitral tribunal)).

        SECTION 3.7. Certain Interests. Neither Seller nor any Affiliate thereof, nor any officer or director of Seller or any such Affiliate and, no relative or spouse (or relative of such spouse) or person who resides with, or is a dependent of, any such Person: (a) has any direct or indirect financial interest in any competitor, supplier or customer of Seller; (b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which Seller uses or has used in the conduct of the Business or otherwise; (c) has outstanding any Indebtedness to Seller other than the advances for Business expenses not exceeding $10,000 in the aggregate; or (d) is a party to any contract, agreement, or arrangement with Seller.

        SECTION 3.8. Compliance with Laws; Permits.

        (a)   Seller and the Business are in compliance with, and the Business has been conducted and is currently being conducted and the Acquired Assets are being used in compliance with, all Laws and Governmental Orders applicable to the Business or Seller, and Seller has not received any notice that it is in breach of any thereof. No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance with or violation of applicable Law. Other than laws generally applicable to businesses in the industry in which the Business is operated, Seller is not subject to any Law, or, to Seller's Knowledge, any proposed Law, which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the Business or the Acquired Assets or on Purchaser's ability to acquire any property or conduct Business in any area.

        (b)   Seller has all federal, state and local governmental licenses, permits, approvals, authorizations and consents ("Permits") necessary for the conduct of the Business and the ownership of the Acquired Assets, and such Permits are in full force and effect, and no violations are or have been recorded in respect of any thereof, and no proceeding is pending or, to Seller's Knowledge, threatened to revoke or limit any thereof. Seller has not entered into any agreement with, had any material dispute with, or been investigated by, any governmental agency or authority, community group or other third party that could restrict the operation of the Business or adversely affect the ownership, use, operation or economic value of the Acquired Assets.

        SECTION 3.9. Material Contracts.

        (a)   Schedule 2.1(a)(i) lists each of the following contracts and agreements (including oral arrangements) of Seller relating to the Business:

          (i)    each contract or agreement involving payment or receipt by Seller of an amount equal to or in excess of $5,000 during the remaining term of such contract or agreement;

          (ii)   each purchase order or supply order in each case involving more than $5,000 in the aggregate from any one customer or supplier;

          (iii)  each contract or agreement which by its terms cannot be terminated without penalty within 30 calendar days;

          (iv)  all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements;

          (v)   all management contracts and contracts with independent contractors or consultants (or similar arrangements);

          (vi)  all contracts and agreements with any Governmental Authority;

          (vii) any agreement for the employment of any individual by or for Seller on a full-time, consulting or other basis or for the retention of any person as a sales representative, commission agent or on any other basis;

          (viii) all contracts and agreements that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time and all non-solicitation or similar agreements;

          (ix)  all contracts, agreements and arrangements with any Employee, including any non-competition agreements, confidentiality agreements and any agreements relating to the Intellectual Property;

          (x)   all contracts and agreements between or among Seller and an Affiliate of Seller; and

          (xi)  all other contracts and agreements, whether or not made in the ordinary course of the Business, which are material to the conduct of the Business.

        For purposes of this Agreement, "Material Contracts" shall mean all contracts and agreements disclosed in Schedule 2.1(a)(i). Each Material Contract is a Contract.

        (b)   Each Material Contract (i) is valid and binding on Seller and, to Seller's Knowledge, on the other respective parties thereto and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence, and (iii) may be assigned or transferred to Purchaser without any consent or approval from, or notification to, any Person. Neither Seller, nor any other party thereto to Seller's Knowledge, is in breach of, or default under, any Material Contract.

        (c)   There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the Acquired Assets.

        (d)   Seller has heretofore delivered to Purchaser and its representatives true, correct and complete copies of each Material Contract and all ancillary documents pertaining thereto.

        SECTION 3.10. Intellectual Property.

        (a)   Schedule 3.10(a) sets forth a true and complete list of all patents, trademarks, tradenames, service marks and copyrights, and applications for any of the foregoing, and all other Intellectual Property, material to the Business (other than trade secrets, confidential business information and technical information that is not capable of being described in Schedule 3.10(a), but which shall nevertheless be considered part of Intellectual Property) and its owner and a true and complete list of all Licensed Intellectual Property, including any license or sublicense thereof. In each case where a registration or application for registration listed in Schedule 3.1(a) is held by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office, or in the case of any foreign registration or application for registration, with the proper Governmental Authority in such foreign jurisdiction. To Seller's Knowledge, the rights of Seller in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, and Seller has not received any claim or notice from any Person, to such effect.

        (b)   (i) all the Owned Intellectual Property is owned by Seller free and clear of any Encumbrance (other than Permitted Encumbrances), (ii) Seller has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used, and (iii) no Actions have been made or asserted or are pending (nor, to Seller's Knowledge has any such Action been threatened) against Seller either (A) based upon or challenging or seeking to deny or restrict the use of any of the Intellectual Property or (B) alleging that any services provided or products sold by Seller are being provided or sold in violation of any patents or trademarks, or any other similar rights of any Person. To Seller's Knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of Seller therein. Seller has not granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of Seller in any of the Licensed Intellectual Property.

        (c)   The Intellectual Property described in Schedule 3.1(a), together with the Intellectual Property consisting of trade secrets and confidential technical and business information, constitutes all of the Intellectual Property used, held or currently intended to be used by Seller in the conduct of the Business.

        SECTION 3.11. Acquired Assets.

        (a)   Seller owns, leases or licenses or otherwise has the legal right to use all of the Acquired Assets,, and enjoys the right to the benefits of all of the Material Contracts. Seller has good and valid title to or, in the Acquired Assets, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances which will be discharged at Closing. The Acquired Assets do not include any ownership, leasehold or other interest in any real property.

        (b)   Following the consummation of the transactions contemplated by this Agreement, Purchaser will own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise maintain its respective interest in the Acquired Assets without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or licenses or other fees that may be imposed, as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, Purchaser shall have possession of all documents, books, records, agreements and financial data of any sort necessary to conduct the Business.

        SECTION 3.12. Employee Benefit Plans.

        (a)   Employee Plans — General.

          (i)    Schedule 3.12(a)(i) sets forth a true and complete list of all Seller Plans. True and complete copies of each of Seller Plans and related documents have been delivered to Purchaser.

          (ii)   There are no Pension Plans or Multiemployer Plans and none of the Acquired Assets is subject to a lien under ERISA or the Code.

          (iii)  Except as set forth on Schedule 3.12(a)(i), with respect to each of Seller Plans: (A) all payments required by any Seller Plan, any collective bargaining agreement or other agreement, or by law (including all contributions, insurance premiums, or intercompany charges) with respect to all periods through the Closing Date shall have been made prior to the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by Seller as applicable, by full accruals in accordance with GAAP as if all targets required by such Seller Plan had been or will be met at maximum levels on its financial statements; (B) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or, to Seller's Knowledge, is anticipated against Seller Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, Seller, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of Seller Plans; and (C) there has been no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code regarding any Seller Plan other than a transaction qualifying for a statutory or administrative exemption.

          (iv)  Neither Seller nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a Qualified Plan) to any current or future retiree or terminee. Neither Seller nor any ERISA Affiliate has any unfunded liabilities pursuant to any Seller Plan that is not intended to be qualified under Section 401(a) of the Code and is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

        (b)   Group Health Plans.    Each Seller Plan (i) if a group health plan within the meaning of Section 607(1) of ERISA and Section 5000(b)(1) of the Code, is in compliance with COBRA, and (ii) if a group health plan within the meaning of Section 733(a) of ERISA and Section 9832(a) of the Code, is in compliance with Sections 701 through 734 of ERISA and Sections 4980D and 9801 through 9833 of the Code. Seller shall be liable for the continuation of group health plan coverage in accordance with Sections 601 through 608 of ERISA and Section 4980B(f) of the Code for all Employees and other individuals whose loss of coverage occurred prior to or in connection with the Transaction. For purposes of this provision, "group health plan" has the same meaning as set forth in Section 607(1) of ERISA and Section 5000(b)(1) of the Code.

        SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

        SECTION 3.14. Full Disclosure. No representation or warranty of Seller in this Agreement or any other Transaction Document, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, any other Transaction Document or otherwise in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance (other than general economic conditions) known to Seller that could have a Material Adverse Effect or, in the future as now reasonably foreseeable, is likely to have a Material Adverse Effect that is not set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

        SECTION 4.1. Organization and Authority of Purchaser.

        (a)   Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        (b)   Purchaser has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents of which Purchaser is a signatory, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution, the Transaction Documents of which Purchaser is a signatory will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and upon execution the Transaction Documents of which Purchaser is a signatory will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

        SECTION 4.2. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, the execution, delivery and performance of this Agreement and the Transaction Documents of which Purchaser is a signatory do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) materially conflict with, or result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected which could materially adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

        SECTION 4.3. Governmental Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents of which Purchaser is a signatory do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

        SECTION 4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.

ARTICLE V
ADDITIONAL AGREEMENTS

        SECTION 5.1. Conduct of Business Prior to the Closing.

        (a)   Seller hereby covenants and agrees that, except as contemplated by this Agreement, between the date hereof and the Closing Date, the Business shall be conducted in the ordinary course consistent with Seller's past practices. Without limiting the generality of the foregoing, Seller shall (i) continue its advertising and promotional activities, and pricing and purchasing policies in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for, or materially modify the terms of, any of its Receivables or payables, respectively; (iii) use its reasonable best efforts to preserve Seller's current relationships with the customers, suppliers and other Persons with which they have business relationships with respect to the Business; and (iv) exercise, but only after notice to and consent by Purchaser, any rights of renewal pursuant to the terms of any of the leases or subleases which by their terms would otherwise expire.

        (b)   Seller covenants and agrees that, between the date hereof and the Closing Date, without the prior written consent of Purchaser, it will not do, or permit to be done, any of the things enumerated in the second sentence of Section 3.6 (including clauses (a) through (s) thereof).

        SECTION 5.2. Access to Information.

        (a)   From the date hereof until the Closing, Seller shall and shall cause its officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, warehouses, other facilities, books and records of Seller relating to the Business and to those officers, directors, management employees, agents, accountants and counsel of Seller who have any knowledge relating to the Business, (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser such additional financial and operating data and other information regarding the Acquired Assets (or legible copies thereof) as Purchaser may from time to time reasonably request, and (iii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser such financial or other information or other information necessary for the preparation by Purchaser of documents required for financing the purchase of the Acquired Assets to the extent such financial or other information currently exists or can be obtained without unreasonable effort and expense.

        (b)   In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or Seller after the Closing Date or for any other reasonable purpose, for a period of five years following the Closing, Seller and Purchaser shall each (i) retain the books and records in their possession which relate to the Acquired Assets and the Business for periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the other party reasonable access (including the right to make photocopies), during normal business hours, to such books and records.

        SECTION 5.3. Confidentiality.

        (a)   Seller shall and shall cause its agents, representatives, Affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business. In the event that Seller or any such agent, representative, Affiliate, employee, officer or director of Seller becomes legally compelled to disclose any such information, Seller shall provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.3. If such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.3, such party shall furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

        (b)   Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.3 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach without imposing any bond or other undertaking therefor. The obligations of Seller and its agents, representatives, Affiliates, employees, officers and directors under this Section 5.3 shall survive the Closing.

        SECTION 5.4. Regulatory and Other Authorizations, Notices and Consents.

        (a)   Each party shall use its reasonable best efforts to obtain any authorizations, consents, orders, Permits, certifications, licenses and approvals of any Person and all Governmental Authorities and officials that may be or become necessary for its or their execution and delivery of, and the performance of its or their respective obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, Permits, certifications, licenses and approvals.

        (b)   Seller shall give or cause to be given promptly such notices to third parties and use its reasonable best efforts to obtain such third party consents as Purchaser may, in its sole discretion, deem necessary or desirable in connection with the transactions contemplated by this Agreement.

        (c)   Purchaser shall cooperate and assist Seller in giving such notices and obtaining such consents; provided, however that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which Purchaser, in its sole discretion, may deem adverse to the interests of Purchaser or the Business.

        (d)   Seller shall transfer or assign all authorizations, consents, orders, Permits, certifications, licenses and approvals to Purchaser, to the extent such of the aforementioned are transferable or assignable; or to the extent that they are not transferable or assignable, Seller shall cooperate with Purchaser to provide any required notices to Governmental Authorities and to secure new authorizations, consents, orders, Permits, certifications, licenses and approvals which shall be required for the continued operation of the Business.

        (e)   Seller and Purchaser further agree that, if any authorization, consent, order, Permit, certification, license or approval necessary or desirable to preserve for the Business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Seller is a party is not obtained or received prior to the Closing, subject to the right of Purchaser in such event not to consummate the purchase of the Acquired Assets pursuant to this Agreement, Seller will, subsequent to the Closing, cooperate fully with Purchaser in attempting to obtain such authorizations, consents, orders, Permits, certifications, licenses and approvals as promptly thereafter as practicable. In such event, if such authorizations, consents, orders, Permits, certifications, licenses or approvals cannot be obtained, Seller shall use its reasonable best efforts to provide Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement and, if Seller provides such rights and benefits to Purchaser, Purchaser shall bear the executory obligations and burdens thereunder. In no event, however, shall any lease, license, contract, commitment or other agreement or arrangement be deemed to have been assigned to Purchaser if such assignment would violate the terms thereof, except as Purchaser and Seller may otherwise agree in writing at such time.

        SECTION 5.5. Notice of Developments. Between the date hereof and the Closing Date, each party to this Agreement shall promptly notify the other party to this Agreement in writing of any of the following matters which come to such party's attention: (a) all events, circumstances, facts and occurrences, including the commencement or threat of any Action, arising subsequent to the date of this Agreement which are reasonably likely to result in a breach of a representation or warranty or covenant of such party in this Agreement or which has the effect of making any representation or warranty of such party in this Agreement untrue or incorrect and (b) all other material developments affecting the Acquired Assets, Liabilities, Business, financial condition, operations, results of operations, customer or supplier relations or employee relations, projections, forecasts, or prospects of Seller.

        SECTION 5.6. User Information. Both prior to and following the Closing, Seller shall take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law relating to the transfer of Existing End-User information from Seller to Purchaser, including Law relating to privacy.

        SECTION 5.7. Further Action; Efforts. Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement including using their reasonable best efforts to cause the conditions in Section 7.1 and 7.2, as applicable, to be satisfied.

ARTICLE VI
ADDITIONAL POST-CLOSING COVENANTS

        SECTION 6.1. Non-Competition.

        (a)   For a period of two years following the Closing Date ("Restricted Period"), Seller agrees that it will not, and it will cause its respective not to, engage, directly or indirectly, anywhere in the United States or any other region where the Business has operated or had sales at any time during the two-year period prior to the Closing Date (the "Restricted Territory") in any business that provides paid web hosting and e-mail services or other services competitive with the Business to small and medium-sized businesses ("Competitive Business") or, without the prior written consent of Purchaser, directly or indirectly, own any interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an individual, partner, stockholder, member, equityholder, officer, director, employee, consultant, principal, agent, advisor or otherwise, any Person which engages or intends to engage in a Competitive Business in the Restricted Territory.

        (b)   As a separate and independent covenant, Seller further agrees that, during the five years following the Closing Date, Seller will not, and will cause its Affiliates not to, in any way, directly or indirectly, for the purpose of conducting or engaging in any Competitive Business, solicit, advise or otherwise do, or attempt to do, business with any customers of Purchaser or the Business or any Person that has been a customer of Purchaser or the Business during the last three years, or take away or interfere or attempt to interfere with any customer, trade, business or patronage of Purchaser or the Business, or interfere with or attempt to solicit or otherwise interfere with any officers, employees, representatives or agents of Purchaser or induce or attempt to induce any of them to leave the employ of Purchaser or violate the terms of their contracts, or any employment arrangements.

        (c)   It is expressly understood, acknowledged and agreed by Seller that the covenants set forth in this Section 6.1 constitute an essential element of this Agreement and that, but for such covenants, Purchaser would not have executed and delivered this Agreement nor be willing to perform the transactions contemplated herein.

        (d)   Seller hereby acknowledges and agrees that the provisions of this Section 6.1 are reasonable and valid in geographical and temporal scope and in all other respects. Without intending in any way to limit the remedies available to Purchaser, Seller further acknowledges and agrees that if Seller or any of its Affiliates breach any of the covenants contained in this Section 6.1, Purchaser will suffer substantial damages not readily ascertainable or compensable by monetary damages and Purchaser may seek injunctive relief (without being required to post bond or any other undertaking as a condition to obtaining such relief) in any court of competent jurisdiction to restrain the breach or the threatened breach of, or otherwise specifically to enforce, any of such covenants.

        (e)   The parties agree and intend that the covenants contained in this Section 6.1 shall be construed as a series of separate covenants, one for each applicable county, state, country or province. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. It is understood and agreed that, whenever possible, each provision, term and covenant of this Section 6.1 shall be interpreted in such a manner as to be effective and valid under applicable Law. Any provision of this Section 6.1 which is prohibited or unenforceable in any jurisdiction shall for the purposes of that jurisdiction be adjusted rather than voided, if possible, in order to achieve the intention of the parties to the extent possible, and Seller agrees to submit to such adjustment of the geographical or temporal or other restriction as a court of competent jurisdiction shall deem to be enforceable.

        (f)    Seller shall provide ongoing support and assistance as requested by Purchaser with respect to the migration of data or information by Purchaser from Seller's OpenSRS account (including the user name, password and all other information and assistance required by Purchaser to access Seller's OpenSRS account) and Platypus Billing System, during the 90 day period following the Closing Date.

ARTICLE VII
CONDITIONS TO CLOSING

        SECTION 7.1. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, unless waived in writing by Seller, and Purchaser shall use its reasonable best efforts to cause such conditions to be fulfilled:

        (a)   Representations and Warranties.    Each representation and warranty of Purchaser contained in this Agreement shall be true and correct in all material respects, except for those representations and warranties that contain a materiality, Material Adverse Effect or similar qualification which shall be true and correct in all respects, (i) as of the date of this Agreement, (ii) on and as of the Closing Date and (iii) to the extent any representation or warranty speaks as of an earlier date, as of such earlier date, and Seller shall have received a certificate signed on behalf of Purchaser by an officer to such effect.

        (b)   Performance of Agreements.    Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Purchaser by an officer to such effect.

        (c)   No Proceeding or Litigation.    (i) No Action shall have been commenced by any Governmental Authority against Seller seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and (ii) no injunction or order of any Governmental Authority or any Law shall be in effect that, in the case of each of (i) and (ii), in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 7.1(c) shall not apply if Seller or any of its Affiliates has directly or indirectly solicited or encouraged any such Action.

        (d)   Purchaser's Deliveries.    Purchaser shall have delivered to Seller at or before the Closing the items specified in Section 2.7.

        SECTION 7.2. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, unless waived in writing by Purchaser, and Seller shall use its reasonable best efforts to cause such conditions to be fulfilled:

        (a)   Representations and Warranties.    Each representation and warranty of Seller contained in this Agreement shall be true and correct in all material respects, except for those representations and warranties that contain a materiality, material adverse effect or similar qualification which shall be true and correct in all respects, (i) as of the date of this Agreement, (ii) on and as of the Closing Date and (iii) to the extent any representation or warranty speaks as of an earlier date, and Purchaser shall have received a certificate signed on behalf of Seller by an officer to such effect.

        (b)   Performance of Agreements.    Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Seller by an officer thereof to such effect.

        (c)   No Proceeding or Litigation.    (i) No Action shall have been commenced by any Governmental Authority against Seller or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated hereby and (ii) no injunction or order of any Governmental Authority or Law shall be in effect, which, in the case of each of (i) and (ii), is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or has or is reasonably likely to have a Material Adverse Effect, in each case, in the reasonable good faith determination of Purchaser; provided, however, that the provisions of this Section 7.2(c) shall not apply if Purchaser or any of its Affiliates has directly or indirectly solicited or encouraged any such Action.

        (d)   Consents and Approvals.    Purchaser and Seller shall have received, each in form and substance satisfactory to Purchaser, all authorizations, consents, orders, approvals and Permits of all Governmental Authorities and officials and other Persons, all third party consents and all Board of Directors, shareholder, or other corporate approvals which Purchaser, in its reasonable determination, deems necessary or required for the consummation of the transactions contemplated by this Agreement.

        (e)   User Information.    Purchaser, in its sole discretion, shall be satisfied that the actions taken by Seller pursuant to Section 5.6 satisfy the requirements of applicable Law relating to the transfer of Existing End-User information from Seller to Purchaser, including Law relating to privacy.

        (f)    No Material Adverse Effect.    No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or is (or are) reasonably likely to have, a Material Adverse Effect.

        (g)   Due Diligence.    Purchaser, in its sole discretion, shall be satisfied with the results of its due diligence investigation regarding Seller, the Business, the Acquired Assets and the Assumed Liabilities.

        (h)   Release of Liens.    All Encumbrances on or against the Acquired Assets shall have been released except Permitted Encumbrances.

        (i)    Seller's Deliveries.    Seller shall have delivered to Purchaser at the Closing the items specified in Section 2.6.

ARTICLE VIII
INDEMNIFICATION

        SECTION 8.1. Survival of Representations and Warranties. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing for a period of one year from the Closing Date except that (a) the representations and warranties contained in or made pursuant to Sections 3.1(b), 3.14, 3.17 and 4.1(b) shall survive the Closing indefinitely, and (b) the representations and warranties contained in or made pursuant to Sections 3.10 and 3.16 shall survive the Closing until the expiration of the applicable statute of limitations (including any extensions thereof). The expiration of any representation or warranty shall not affect any claim made in writing prior to the date of such expiration and, absent fraud or intentional misrepresentation, neither Seller nor Purchaser shall have any liability with respect to any representation or warranty after it shall have expired as to which no claim was made in writing prior to such expiration. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made or by the Closing of the transactions contemplated hereby.

        SECTION 8.2. Indemnification by Seller. Subject to the provisions of Section 8.4, Seller shall indemnify, save harmless and defend each of Purchaser, its stockholders, Subsidiaries, Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each, a "Purchaser Indemnified Party"), from and against any and all losses, Liabilities, fines, judgments, sums required to be repaid, claims, damages, settlement payments, actions or causes of action, Encumbrances, costs and expenses (including reasonable attorneys' fees) (collectively "Losses") incurred by any of them by reason of, arising out of or in connection with: (a) any breach of any representation or warranty by Seller contained in this Agreement (, any Transaction Document or any certificate delivered to Purchaser in connection with the transactions contemplated by this Agreement (provided that, solely for purposes of the calculation of Losses arising hereunder and the determination of whether a breach has occurred, each such representation and warranty shall be read without any qualification of materiality, Material Adverse Effect or similar phrase in such representation or warranty); (b) any breach by Seller of any of their respective covenants, obligations or agreements contained in this Agreement or any Transaction Document; (c) any claims of any broker or finder engaged by Seller or any of its Affiliates relating to the transactions contemplated by this Agreement; (d) any Excluded Liability; and (e) any claim by a third party which, if true, would (i) indicate that a breach of a representation, warranty or other agreement of Seller hereunder had occurred or (ii) constitute an Excluded Liability (collectively, "Purchaser's Indemnifiable Losses"). Anything contained herein to the contrary notwithstanding, Seller shall not be liable for any amounts in the aggregate that exceed the Purchase Price.

        SECTION 8.3. Indemnification by Purchaser. Subject to the provisions of Section 8.4, Purchaser shall indemnify, save harmless and defend Seller and Seller's Subsidiaries, Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each, a "Seller Indemnified Party") from and against any and all Losses incurred by any of them by reason of, arising out of or in connection with (a) any breach of any representation or warranty by Purchaser contained in this Agreement, and (b) any claim by a third party which, if true, would (i) indicate that a breach of a representation, warranty or other agreement of Purchaser hereunder had occurred or (ii) constitute an Assumed Liability. Anything contained herein to the contrary notwithstanding, Purchaser shall not be liable for any amounts in the aggregate that exceed the Purchase Price.

        SECTION 8.4. Rules Regarding Indemnification.

        (a)   The rights and obligations of each party claiming a right to indemnification hereunder ("Indemnitee") from each other party from which Indemnitee is seeking indemnification pursuant to this Article VIII ("Indemnitor") shall be governed by the following rules:

          (i)    Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Article VIII, stating the nature and basis of such claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder except to the extent Indemnitor can demonstrate such failure materially prejudiced Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim.

          (ii)   If any Action is brought against Indemnitee, with respect to which Indemnitor may have liability under the indemnity agreements contained in this Article VIII, then upon the written acknowledgment by the Indemnitor, within 30 calendar days after notice of such claim from Indemnitee (or earlier, if Indemnitee reasonably requires an earlier determination), that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, then subject to Section 8.4(c), the Action (including all proceedings on appeal or for review which counsel for Indemnitee shall reasonably deem appropriate) may be defended by Indemnitor, at its sole expense with counsel selected by Indemnitor and approved by Indemnitee, which approval shall not be unreasonably withheld. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at Indemnitee's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by Indemnitor in connection with the defense of such Action or as otherwise provided in Section 8.4(a)(iii).

          (iii)  Notwithstanding the foregoing, Indemnitee may employ its own counsel at the expense of Indemnitor, in lieu of counsel appointed by Indemnitor, if Indemnitee shall have reasonably concluded and specifically notified Indemnitor that (A) there may be specific defenses available to it which are different from or additional to those available to Indemnitor and which cannot be adequately asserted by counsel for Indemnitor or (B) that such Action involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in this Article VIII. If Indemnitee assumes the defense on the basis of subsection (B), the cost of the attorneys retained by Indemnitee shall be allocated between Indemnitee and Indemnitor on the basis of time spent on matters covered by the indemnification and matters beyond the scope thereof. In any of the foregoing events, Indemnitor shall not have the right to direct the defense of such Action on behalf of Indemnitee.

          (iv)  Indemnitee shall be kept reasonably informed by Indemnitor of such Action at all stages thereof, whether or not it is represented by separate counsel. Indemnitor shall, at Indemnitor's expense, make available to Indemnitee and its attorneys and accountants all books and records of Indemnitor relating to such proceedings or litigation, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (v)   Indemnitor shall make no settlement of any claims which Indemnitor has undertaken to defend, without Indemnitee's consent unless Indemnitor fully indemnifies Indemnitee for all Losses, there is no finding or admission of violation of any Law by, or effect on any other claims that may be made against Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on Indemnitee, including any claim involving equitable or injunctive relief.

          (vi)  Notwithstanding anything to the contrary contained herein, if Indemnitor shall not offer reasonable assurances and evidence as to its financial capacity to satisfy any final judgment or settlement, Indemnitee may assume the defense and dispose of the claim, after 30 calendar days' prior written notice to Indemnitor.

        SECTION 8.5. Setoff; Withholding of Payments.

        Purchaser may set off against and recoup from any amount owed or otherwise payable by Purchaser to Seller pursuant to this Agreement or any of the Transaction Documents any Purchaser's Indemnifiable Losses for which Seller is obligated to indemnify any Purchaser Indemnified Party pursuant to this Article VIII. Such set off and recoupment shall be treated as adjustments to the Purchase Price.

        (a)   To the extent that, at the time that Purchaser is otherwise obligated to make a payment to Purchase pursuant to Section 2.3 or pursuant to the Marketing and License Agreement, one or more Purchaser Indemnified Persons have asserted a claim for indemnification pursuant to this Article VIII that has not been finally resolved, to the extent that, following such payments, the balance of the Purchase Price not previously paid by Purchaser to Seller is less than or equal to the aggregate potential amount of the Purchaser Indemnified Persons unresolved claims for indemnification pursuant to this Article VIII (the "Aggregate Claim Amount") as of such date, instead of making such payments to Seller, Purchaser may withhold such payments as security for payment of any indemnification obligations that Seller. If, on any date, the aggregate amount of the payments withheld by Purchaser pursuant exceeds the Aggregate Claim Amount on such date, then Purchaser shall promptly pay to Seller the amount of excess.

ARTICLE IX
TERMINATION AND WAIVER

        SECTION 9.1. Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

        (a)   by Purchaser if, between the date hereof and the time scheduled for the Closing: (i) a Material Adverse Effect occurs; (ii) any representation or warranty of Seller set forth in this Agreement shall not have been true and correct in all material respects when made or ceases to be true and correct in all material respects at any time subsequent to the date hereof and Seller shall have failed to cure any material misstatement or omission subsequent to the date hereof promptly after notice by Purchaser; (iii) Seller shall not have complied in all material respects with each covenant or agreement to be complied with or performed prior to the Closing Date; or (iv) Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

        (b)   by Purchaser or Seller if the Closing shall not have occurred on or prior to February 1, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

        (c)   by Purchaser or Seller if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

        (d)   by the mutual written consent of Seller and Purchaser.

        SECTION 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith be canceled and rendered null and void in its entirety, except that (i) the provisions of Sections 5.3 and 10.1 shall survive any such termination and (ii) no such termination shall serve to relieve any breaching party of any liability under this Agreement.

        SECTION 9.3. Waiver. Seller and Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE X
GENERAL PROVISIONS

        SECTION 10.1. Expenses. Except as otherwise specified in this Agreement, and whether or not the transactions contemplated shall be consummated, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses in performing and complying with all conditions to be performed under this Agreement;.

        SECTION 10.2. Notices. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given or made by delivery in person, by reputable overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

  (a)
  if to Purchaser:

    Hostopia.com Inc.
    5915 Airport Road, Suite 1100
    Mississauga, Ontario, Canada L4V 1T1
    Attn:
    Tel: (800) 322-9438
    Fax: (800) 979-9587

  (b)
  if to Seller:

    FortuneCity.com Inc.
    322 8th Avenue, 11th Floor
    New York, NY 10001
    Attn:
    Tel: (212) 981-8624
    Fax: (212) 981-8125

        SECTION 10.3. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party other than required by law, which consent shall not be unreasonably withheld, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

        SECTION 10.4. Headings and Construction. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to Articles, Sections or clauses refer to specific provisions of this Agreement. This Agreement shall not be construed for or against any party to this Agreement because the party or its legal representative drafted all or any part of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or the neuter gender shall include the masculine, the feminine and the neuter. The term "include" and its forms shall be construed as if followed by the phrase "without limitation."

        SECTION 10.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, such term or provision shall be ineffective only to the extent invalid, illegal or incapable of being enforced, without affecting in any manner whatsoever the remainder of the term or provision and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        SECTION 10.6. Assignment. The respective rights and obligations of the parties under this Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser), and any attempted assignment without such consent shall be void. Notwithstanding the foregoing, Purchaser may without the consent of Seller assign any rights under this Agreement to an Affiliate of Purchaser. Notwithstanding any such assignment of this Agreement, Purchaser shall continue to be liable for all of Purchaser's obligations hereunder.

        SECTION 10.7. No Third Party Beneficiaries. Except for the provisions of Article VIII relating to Indemnification, this Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 10.8. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 9.3.

        SECTION 10.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within that state.

        SECTION 10.10. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be treated as originals.

        SECTION 10.11. Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

        SECTION 10.12. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between any of the parties with respect to the subject matter hereof and thereof.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed (as applicable) individually or by their respective officers thereunto duly authorized, in each case, as of the date first written above.

HOSTOPIA.COM INC.
By:	/s/ COLIN CAMPBELL
Name:	Colin Campbell
Title:	President

FORTUNECITY.COM INC.
By:	/s/ PETER MACNEE
Name:	Peter Macnee
Title:	President and CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Annex A
DEFINED TERMS

        As used in this Agreement, the following terms shall have the following meanings:

        "Acquired Assets" has the meaning specified in Section 2.1.

        "Acquisition" means the acquisition of the Acquired Assets by Purchaser and the related transactions and arrangements contemplated by this Agreement and the other Transaction Documents.

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, (i) with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, (ii) with respect to an individual, any member of such individual's family residing in the same household, and (iii) with respect to any entity, any officer, director, stockholder, partner, member or investor of such entity; provided, however, that, solely for purposes of Section 6.1, a Person who acquires control of Seller following the Closing Date shall not be deemed to be an "Affiliate" of Seller to the extent that such Person was engaged in a Competitive Business prior to the date that such Person acquired control of Seller.

        "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any Tax Law) of which Seller is or has been a member.

        "Agreement" or "this Agreement" means this Asset Purchase Agreement (including all Exhibits and Schedules), and including all amendments made in accordance with the provisions of Section 10.8.

        "Aggregate Claim Amount" has the meaning given to it in Section 8.5(b).

        "Assignment and Assumption Agreement" has the meaning specified in Section 2.6.

        "Assumed Liabilities" has the meaning specified in Section 2.2.

        "Balance Owing" means, (a) as of the Closing Date, any amounts Seller owes to Purchaser, including (i) all outstanding payments for services provided by Purchaser to Seller prior to the Closing, and (ii) an amount equal to all amounts paid by Existing End-Users to Seller prior to the Closing for web hosting services not delivered by Seller prior to the Closing, that Purchaser shall be obligated to provide following the Closing, and (b) for all dates following the Closing Date, the amount referred to in item (a) above, as reduced in each Payment Month by an amount equal to (i) the Continuing End-User Revenue for such Payment Month, multiplied by (ii) 50% minus the Purchase Price Payment Percentage.

        "Bill of Sale" has the meaning specified in Section 2.6.

        "Books and Records" means the inventory, asset, employee, personnel, maintenance, repair, financial, tax and other books, records, manuals, schedules and files of Seller relating to the Business and the Acquired Assets including advertising materials, catalogues, price lists, correspondence, mailing lists, brochures, customer lists, customer sales orders, supplier lists, photographs, production data, sales materials and records, purchasing materials, quality control records and procedures in each case, in whatever form or medium such books and records are maintained.

        "Business" has the meaning specified in the recitals to this Agreement.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

        "Cancelled Continuing End-Users" means Continuing End-Users who terminate services with Purchaser during the period of time commencing on the Closing Date and ending 90 days thereafter.

        "Closing" has the meaning specified in Section 2.5(a).

        "Closing Date" has the meaning specified in Section 2.5(a).

        "COBRA" means the continuation of coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

        "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

        "Competitive Business" has the meaning specified in Section 6.1(a).

        "Continuing End-Users" means Existing End-Users that, immediately following the Closing, pay for and receive web hosting services, from Purchaser.

        "Continuing End-User Revenue" means all amounts invoiced and collected by Purchaser from Continuing End-Users for web hosting services, less all taxes, credit card charge-backs and associated credit card charge-back fees, or fees for other services during any relevant period.

        "Contracts" has the meaning specified in Section 2.1(a).

        "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

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        "Employees" means the employees of Seller who are employed in the operation of the Business on the date hereof.

        "Employee Plan" means any plan, contract, commitment, program, policy, arrangement, understanding or practice providing benefits to any employee, former employee, director or agent of a Person (whether or not the Person maintains, contributes to, or is bound by any such plan, contract, commitment, program, policy, arrangement, understanding or practice and whether or not in writing), including (a) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), (b) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement, understanding or practice, (c) any plan, contract, commitment, program, policy, arrangement, understanding or practice providing for "fringe benefits" or perquisites, including benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance, (d) any Pension Plan (e) any Multiemployer Plan, or (f) any Qualified Plan.

        "Encumbrance(s)" means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, assessment, preferential arrangement with a creditor or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, in each case whether now existing or contingent on the passage of time or on the occurrence of any event or action.

        "ERISA" means the Employee Retirement Income Security Act of 1974 and the related regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections paragraphs or other provisions of ERISA and the related regulations also refer to successor provisions.

        "ERISA Affiliate" means (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Seller is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Seller is a member, (c) any member of an affiliated service group within the meaning of Section 414(m) of the Code of which Seller, any corporation described in clause (a) or any trade or business described in clause (b) is a member or (d) any organization which is deemed to be a member of any of the foregoing by reason of IRS Regulations under Section 414(o) of the Code.

        "Excluded Assets" has the meaning specified in Section 2.1(b).

        "Existing End-Users" means those customers of Seller that had entered into an agreement with Seller prior to the Closing Date for web hosting services, and continue to pay for such services under such agreement as of the Closing Date.

        "Financial Statements" means the Revenue Reconciliation Statement, the Total Amount Sold Per Item Statement for the months of October, November and December 2005 and the Deferred Revenue Calculation Statement, relating only to domain name and hosting revenue, as set out in Exhibit F.

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        "GAAP" means United States generally accepted accounting principles and practices as in effect as of the date of this Agreement and as of the Closing Date applied consistently throughout the relevant periods. All accounting and financial terms used in this Agreement shall refer to and be construed in accordance with GAAP unless otherwise expressly specified in this Agreement.

        "Governmental Authority" means any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services except trade accounts payable and accrued Liabilities that arise in the ordinary course of the Business that are not overdue and are not the subject of settlement or installment payment arrangements and are not evidenced by promissory note or other instrument, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Indebtedness of others referred to in clauses (a) through (g) guaranteed directly or indirectly in any manner by such Person.

        "Indemnitee" has the meaning specified in Section 8.4(a).

        "Indemnitor" has the meaning specified in Section 8.4(a).

        "Intellectual Property" means, with respect to the Business, (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, (d) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) computer programs, software and written proprietary processes, including source codes, operating systems operating procedures and specifications and other proprietary information used, data, data bases, files, documentation and other materials related thereto, data and documentation, (f) trade secrets and confidential, technical and business information, (g) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, blue prints, design specifications, engineering drawings, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) copies and tangible embodiments of all the foregoing, (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (j) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

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        "Intellectual Property License Agreement" has the meaning specified in Section 2.6.

        "Inventories" means all inventory, merchandise, finished goods, raw materials, work in process, packaging, supplies and similar personal property owned by Seller and held or stored by or for Seller or in transit in connection therewith, for use in the operation of the Business as of a particular date, whether or not recorded on the books or financial records of Seller, and any prepaid deposits for any of the same at such date.

        "IRS" means the Internal Revenue Service of the United States.

        "Knowledge" means, with respect to Seller, the actual knowledge of any director or officer of Seller.

        "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

        "Liability" or Liabilities" means any and all debts (including all Indebtedness), liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

        "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to Seller from a third party.

        "Loss" has the meaning specified in Section 8.2(a).

        "Material Adverse Effect" means any circumstance, change in, or effect on, the Business, the Acquired Assets, the Assumed Liabilities or Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Acquired Assets, the Assumed Liabilities or Seller: that (a) is, or is reasonably likely to be, materially adverse to the business, operations, assets or Liabilities, employee relationships (including any work stoppages or strikes or other material problems arising under any collective bargaining agreements), customer or supplier relationships, business or financial prospects, results of operations, cash flows, or the condition (financial or otherwise) of the Business or the Acquired Assets, or (b) is reasonably likely to materially and adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller.

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        "Material Contracts" has the meaning specified in Section 3.10.

        "Multiemployer Plan" means an Employee Plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) to which Seller or any ERISA Affiliate or any of their respective predecessors contributes or has contributed or has or has had an obligation to contribute or otherwise participates in or participated in or in any way, directly or indirectly, has any Liability.

        "Mutual Release" has the meaning specified in Section 2.6.

        "Notices" has the meaning specified in Section 10.2.

        "Owned Intellectual Property" means all Intellectual Property in and to which Seller holds title or has the right to acquire title.

        "Payment Month" has the meaning given to it in Section 2.3.

        "Pension Plan" means an Employee Plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, including any single employer pension plan (within the meaning of Section 4001(c)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA, to which Seller or any ERISA Affiliate or any of their respective predecessors contributes or has contributed or has had an obligation to contribute or otherwise participates in or participated in or in any way, directly or indirectly, has any Liability.

        "Permits" has the meaning specified in Section 3.9(b).

        "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which appropriate reserves have been established and provided for in full on the Reference Balance Sheet included in the Financial Statements: (a) materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the ordinary course of the Business securing obligations, in each case that (i) are not overdue, (ii) are not in excess of $5,000 in the aggregate at any time, and (iii) are fully reserved for on the Reference Balance Sheet; and (b) those liens disclosed on Schedule 7.2(h) under the caption "Permitted Encumbrances" in such Section.

        "Person" means any individual, partnership, limited liability company, firm, corporation, association, estate, trust, government, agency, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

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        "Personal Property" has the meaning specified in Section 3.12.

        "Purchase Price" has the meaning specified in Section 2.3.

        "Purchase Price Payment Percentage" means (a) for each of the six full calendar months following the Closing Date, 37.5% (b) for the six full calendar months immediately following the conclusion of the six-month period referred to in item (a) above, 25%, and (c) for each calendar month following the conclusion of the twelve-month period referred to in items (a) and (b) above, 12.5%; provided, however, that, notwithstanding items (a), (b) and (c) above, if at the end of any calendar month the Balance Owing has been reduced to zero, then the "Purchase Price Payment Percentage" for such calendar month shall be 50%.

        "Purchaser" has the meaning specified in the Preamble to this Agreement.

        "Purchaser Indemnifiable Losses" has the meaning specified in Section 8.2.

        "Purchaser Indemnified Party" has the meaning specified in Section 8.2.

        "Qualified Plan" means any Pension Plan and any other Employee Plan which is intended to satisfy the requirements of Section 401(a) of the Code.

        "Receivables" means any and all accounts receivable, notes and other amounts receivable by Seller from third parties (including customers) arising from the conduct of the Business on or prior to the Closing Date.

        "Reference Balance Sheet" has the meaning defined in the definition of Financial Statements above.

        "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

        "Restricted Period" has the meaning specified in Section 6.1(a).

        "Restricted Territory" has the meaning specified in Section 6.1(a).

        "Seller" has the meaning specified in the Preamble to this Agreement.

        "Seller Indemnified Party" has the meaning specified in Section 8.3.

        "Seller Plan" means any Employee Plan (a) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller or any ERISA Affiliate on behalf of any Employee (whether current, former or retired) or its beneficiaries or (b) with respect to which Seller or any ERISA Affiliate has or has had any obligation on behalf of any such Employee or beneficiary.

        "Specified Intellectual Property" means all Intellectual Property of Seller that is essential to the operation of the Business, including the domain name fortunecityhosting.com, the telephone number 866-638-2489, the branding, logos, trade marks and trade names associated with the Business, the look and feel of the websites of the Business, and the source code and object code for Seller's Platypus Billing System software and all other software owned or licenced by Seller that is necessary to permit such software to operate in Purchaser's computer system and network environment.

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        "Subsidiary" means, with respect to Seller, any Person of which securities having the power to elect a majority of that Person's board of directors or similar governing board (other than securities having that power only upon the happening of a contingency that has not occurred) are held by Seller or one or more of its Subsidiaries.

        "Tax" or "Taxes" means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, disability, workers' compensation, unemployment compensation, natural resources, occupation or net worth; taxes or other charges in the nature of excise, withholding, advance corporate, ad valorem, stamp, transfer, value added, alternative minimum, all-on minimum, estimated severance, premium, environmental, or gains taxes or other tax of any kind whatsoever; license, registration and documentation fees; and customs duties, tariffs, and similar charges; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability, or pay any amount in respect of the Taxes, of any other Person.

        "Tax Returns" or "Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Laws relating to any Taxes.

        "Transaction Documents" means this Agreement, the Schedules and Exhibits to this Agreement, the Bill of Sale, the Assignment and Assumption Agreements, the Marketing and License Agreement, the Mutual Release and any certificate, Financial Statement or other document delivered by or on behalf of Seller or Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

        "Unpaid Purchase Price" has the meaning given to it in Section 2.3.

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QuickLinks

ASSET PURCHASE AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI ADDITIONAL POST-CLOSING COVENANTS
ARTICLE VII CONDITIONS TO CLOSING
ARTICLE VIII INDEMNIFICATION
ARTICLE IX TERMINATION AND WAIVER
ARTICLE X GENERAL PROVISIONS
Annex A DEFINED TERMS